EXHIBIT 99.1

Donegal Group Inc. Reports Second Quarter Financial Information

MARIETTA, Pa., July 20, 2010 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) announced today that claim activity from severe weather adversely impacted its earnings and combined ratio for the second quarter of 2010 compared to its results of operations that might otherwise have been anticipated.

Catastrophe losses from a number of second quarter 2010 wind and hail storms in the Company's Mid-Atlantic and Midwest regions and other non-catastrophe weather-related losses totaled $10 million pre-tax after reinsurance. These losses represented $0.33 per diluted Class A share after tax, as calculated using an estimated annual effective tax rate for 2010. The Company expects to report a combined ratio of 106.4% and earnings between $.05 and $.07 per share of Class A common stock for the second quarter of 2010, compared to 101.8% and $.18 per share of Class A common stock for the second quarter of 2009. The Company's net premiums written for the second quarter of 2010 increased 9.4% compared to net premiums written for the second quarter of 2009 as a result of increases in both commercial lines and personal lines of business.

Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc., noted, "From time to time adverse weather affects our business, as was the case with the second quarter of 2010. However, we believe our business is fundamentally sound due to our strict underwriting discipline and strong commitment to premium adequacy. We are optimistic that we will have more normal results of operations for the remainder of 2010."

The Company plans to release its quarterly financial results on July 23, 2010, followed by a conference call at 11:00AM Eastern Time to discuss the quarterly results. Live and archived webcasts are available in the Investors' area of the Company's web site at www.donegalgroup.com.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and six Midwestern states (Iowa, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin).

The insurance subsidiaries of Donegal Group Inc. and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent) and has been ranked among the top 50 performing property-casualty insurance companies nationwide in each of the past six years by Ward Group, a Cincinnati-based operational consulting firm specializing in the insurance industry.

All statements contained in this press release that are not historic facts are based on current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Actual results could vary materially. The factors that could cause actual results to vary materially include, but are not limited to, the ability of the Company to maintain profitable operations, the adequacy of the Company's reserves for losses and loss adjustment expenses, business and economic conditions in the areas in which the Company operates, conditions resulting from economic difficulties in the United States, severe weather events, competition from various insurance and non-insurance businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements and other risks that the Company describes from time to time in its filings with the Securities and Exchange Commission. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:  Donegal Group Inc.
          Jeffrey D. Miller, Senior Vice President &
           Chief Financial Officer
          (717) 426-1931
          Fax: (717) 426-7009
          jeffmiller@donegalgroup.com